UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. STEAK N SHAKE OPERATIONS, INC. SARDAR BIGLARI PHILIP L. COOLEY
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Item 1: On October 30, 2012 Biglari Holdings Inc. (the “Company”) delivered the following presentation materials to Institutional Shareholder Services (“ISS”) in supplement to the Company’s presentation materials provided to ISS on October 25, 2012:

Cracker Barrel presented three supplemental slides in response to Biglari Holdings’ presentation that requires clarification:

1)
Director purchase/sales: The Board of Cracker Barrel has sold a gross $38,100,000 worth of stock since May 24, 2011. A total of $175,000 of gross purchases has been made. There are many reasons why someone sells stock; regardless of Cracker Barrel’s justifications, the fact remains that Board members have been significant sellers, not buyers, of the Company’s stock.  Whether the director is a departing or continuing Board member, the point is the same: If a person believed in the future of the Company, he or she would not be a seller. Excluding Woodhouse and Cochran, $3.9 million have been sold by the other directors. While there are many reasons to sell a stock, a person has only one reason to purchase stock: to make money. Biglari Holdings believes in the future of Cracker Barrel and thus has invested on both a gross and net basis $206,200,000.

2)
LTM ROIC analysis: The methodology Cracker Barrel has used to calculate return on invested capital is fraught with error. It has been misapplied in its past presentations and continues to misstate the facts. We refer every shareholder to our October 25, 2012 letter in which an analysis can be reviewed on investments Cracker Barrel made from fiscal 2004 to fiscal 2009. Current management said that returns were 16.2% whereas according to the methods of the authority it cites, Aswath Damodaran, the actual return is 3.7%. Dr. Damodaran was contacted by the Express-News “to get his take on which was the best measure.” The paper states: “Damodaran, cautioning he had not reviewed the details of Biglari's letter, said in an email: ‘If as Mr. Biglari claims, Cracker Barrel has excluded depreciation, G&A and taxes to come up with a return on capital, they are wrong…‘In fact, they are then using a ... (calculation) that actually does not measure how well you are doing as a business,’” according to Damodaran.

Furthermore, Exhibit 2 has peer companies that because of their acquisitiveness exhibit ROIC numbers that are lower, but when goodwill is properly adjusted, they show superior ROIC figures (e.g., Darden Restaurants). In addition, Cracker Barrel’s ROIC numbers appear better than actuality because Cracker Barrel does not follow Dr. Damodaran’s formula when it excludes many expenses, modifying both net operating profit after tax (to boost the numerator) as well as adjusting invested capital (to lower the denominator). We challenge the Company to disclose its computation of ROIC for the last seven years to track exactly how the Company has improved its numbers in spite of its poor investments. The data, we are certain, would show a lack of consistency as well as artificial enlargement of its results.

3)
It is clear that Cracker Barrel is seeking to dismiss many of the companies in the ISS peer group on the basis that many of the peers have franchise operations. Putting aside our idea that the Company should explore international franchising/licensing, if we only select those who are 100% company-operated, the median would be Darden Restaurants. In fact, we think a comparison of EBITDAR margins between Darden and Cracker Barrel would be appropriate. On the basis of EBITDAR, Darden achieved a margin of 15.6% in its most recent fiscal year, whereas Cracker Barrel asserts that it produced a margin of 11.3%. In 2012 Cracker Barrel deviated from its practice of separately reporting expenses attributable to its billboard operating leases from its restaurant operating leases.  Instead, Cracker Barrel aggregated its billboard and restaurant operating leases in 2012, effectively characterizing nearly half of its advertising budget as rent expense and, thereby, we believe grossly inflating its 2012 EBITDAR margin.  We believe that when the adjustments set forth below are made to remove billboard advertising expenditures from rent expenses, Cracker Barrel actually generated an EBITDAR margin of 11.3% in 2012.  Closing the gap between Cracker Barrel’s EBITDAR margin and that obtained by Darden would produce over $100 million in additional operating income. Here are the EBITDAR margins for the respective companies since 1998, then 2005, and every year thereafter:

EBITDAR Margins

	1998	2005	2006	2007	2008	2009	2010	2011	2012
Cracker Barrel	17.1%	11.5%	11.2%	10.9%	10.1%	10.0%	11.1%	11.1%	11.3%
Darden	10.6%	15.1%	15.4%	15.2%	14.5%	14.3%	15.1%	16.0%	15.6%

Source: As Reported in SEC Filings

Darden has performed far better than Cracker Barrel. We believe it is time to close the gap.

Note:

Cracker Barrel changed its disclosure in fiscal 2012. Unlike preceding years, the Company no longer breaks out rent attributable to billboards. EBITDAR should not include billboard rentals because they are part of advertising expenses. Therefore true EBITDAR margin is lower than reported by the Company in its presentation to investors.

Elimination of Billboard Expenditures from Rent Expense

(in millions)	2012
Rent expense	$67,927
Less
Advertising expense	$56,198
Percentage of advertising expense attributable to billboard advertising	49%
Expense attributable to billboard advertising	$27,537

Rent Expense, less billboard advertising	$40,390

Source: As Reported in SEC Filings

DAMODARAN COMMENTS ABOUT CRACKER BARREL’S

RETURN ON INVESTED CAPITAL (ROIC) ANALYSIS

Excerpt from Express-News, October 26, 2012:

“The Express-News contacted Damodaran to get his take on which was the best measure.

“Damodaran, cautioning he had not reviewed the details of Biglari’s letter, said in an email: ‘If as Mr. Biglari claims, Cracker Barrel has excluded depreciation, G&A and taxes to come up with a return on capital, they are wrong.

‘In fact, they are then using a ... (calculation) that actually does not measure how well you are doing as a business,’ Damodaran said.

Damodaran said he has no connection with either Cracker Barrel or Biglari.”

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Background:

CEO Sandra Cochran stated on November 21, 2011, “Mr. Biglari says we shouldn’t be building new stores and we’re not getting a good return on our investment. Between our fiscal 2004 and 2009, we spent $382 million building 116 stores. For the fiscal year ending July 29, 2011, those stores generated earnings before interest, taxes, depreciation and amortization of $61.8 million. This represents a 16.2% return on our investment, which we believe is a good use of our capital.”

In SEC filings, Cracker Barrel defended its exclusion of expenses relevant to its returns. Management stated that “[t]he Company believes that making an allocation of general and administrative, interest and tax expenses to these [116] stores is not material to an investor’s understanding of the results for these stores or the Company’s decision-making in determining to build new stores….”

Cracker Barrel has referenced as an authority Aswath Damodaran’s calculation on return analyses. However, Cracker Barrel has failed to follow Dr. Damodaran’ s definitive calculations, which stipulate that net operating profit after tax (NOPAT) divided by investment would be the appropriate formula to measure “how good or bad were the investments made just in the most recent time period.”

The Board excludes G&A, depreciation, and taxes whereas Dr. Damodaran finds these expenses necessary for an accurate calculation. Under the Board’s erroneous methodology, a 16.2% return is calculated, whereas we believe that the actual figure is only 3.7%.

Here is a side-by-side breakdown between the Board’s calculation and the one that corresponds to Dr. Damodaran’s method of computing returns:

Poor Analysis Induces Poor Capital Allocation ($ in thousands)
	Board		Damodaran
‘Store EBITDA’	$61,800		$61,800
Depreciation	$0		$14,700
G&A	$0		$27,300
Operating Income	–		$19,800
Taxes	$0		$5,800
NOPAT	–	`	$14,000
Invested Capital	$382,000		$382,000
Return	16.2%		3.7%
Source: As Reported in SEC Filings Note: 2011 results for 116 stores opened between 2004 and 2009; G&A and tax rate based on fiscal 2012 results.

As indicated on the above table, the more appropriate measure that factors in, not ignores material and relevant expenses, produces a return of 3.7%, clearly below the Company’s cost of capital. When return on invested capital is less than cost of capital, shareholder wealth is reduced.

If one simply reviews Cracker Barrel’s data, a close connection exists between adding stores and G&A expenses. Here are the numbers:

G&A as a Percentage of Net Revenue and G&A Per Store ($ in thousands)

	2005	2006	2007	2008	2009	2010	2011	2012
Revenues	$2,190,866	$2,219,475	$2,351,576	$2,384,521	$2,367,285	$2,404,515	$2,434,435	$2,529,136
G&A	$113,533	$128,830	$136,186	$127,273	$120,199	$145,882	$139,222	$144,801
% of Net Revenue	5.2%	5.8%	5.8%	5.3%	5.1%	6.1%	5.7%	5.7%
G&A Per Store	$215	$237	$242	$221	$204	$246	$231	$235
No. of Company-Owned Restaurants	529	543	562	577	588	593	603	616
Source: As Reported in SEC Filings

Furthermore, at no time in the last 15 years did G&A expenses ever drop below $178,000 on a per store basis:

G&A Per-Store ($ in thousands )

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012
G&A per Unit	178	207	224	235	252	228	221	215	237	242	221	204	246	231	235
Source: As Reported in SEC Filings

Regardless of the G&A per store figure utilized from the above table to calculate return on investment, it should be clear that the decision to invest $382 million to open 116 units was a mistake.
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